Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

FLY-E GROUP, INC.

Fly-E Group, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation’’), does hereby certify that:

First: That the name of this Corporation is Fly-E Group, Inc.

Second: That, the certificate of incorporation of the Corporation was originally filed with the Delaware Secretary of State on November 1, 2022. The amended and restated certificate of incorporation of the Corporation was filed with the Delaware Secretary of State on June 7, 2024. The certificate of amendment of amended and restated certificate of incorporation of the Corporation was filed with the Delaware Secretary of State on March 10, 2025 (the “First Amendment”). The second certificate of amendment of amended and restated certificate of incorporation of the Corporation was filed with the Delaware Secretary of State on July 3, 2025 (the “Second Amendment’’).

Third: That, upon the Effective Time (as hereinafter defined) of this Third Certificate of Amendment (the “Certificate of Amendment”), each twenty (20) shares of the common stock of the Corporation, par value $0.01 per share, issued and outstanding immediately prior to the date and time of the Effective Time shall be automatically combined into one share of common stock (the “Reverse Stock Split’’), without any further action by the holder thereof, subject to the treatment of fractional shares as described below. Fractional shares will not be issued; any such fractional shares that will result from the Reverse Stock Split will be rounded up to the nearest whole number following the Effective Time. No stockholders will receive cash in lieu of fractional shares.

Fourth: That, this Certificate of Amendment was duly approved by the Corporation’s Board of Directors on August 26,2025 and the stockholders at a meeting of stockholders on October 13, 2025, at which the necessary number of shares were voted in favor of the proposed amendment, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Fifth: This Certificate of Amendment shall become effective as of November 4, 2025 at 9:00AM Eastern Time (the “Effective Time”).

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 24th day of October, 2025.

FLY-E GROUP, INC.

By:	/s/ Zhou Ou
Name:	Zhou Ou
Title:	Chief Executive Officer

State of Delaware Secretary of State Division of Corporations
Delivered 12:30 PM 10/27/2025
FILED 12:30PM10/27/2025
SR 20254377842 - File Number 7114676